Exhibit 99.1

Cornerstone Bancshares, Inc. Announces Cash Dividend Monday, February 27, 2006

          HIXSON, Tenn., Feb. 27 /PRNewswire-FirstCall/ -- Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:     Cornerstone Bancshares, Inc. Board of Directors announced the record date and payment date of Cornerstone’s quarterly dividend.  The dividend $.06 a share will be issued to shareholders of record as of March 15, 2006, and will be paid April 10, 2006.

          Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA with 5 branches and $325 million in assets specializing in business financial services.

SOURCE  Cornerstone Bancshares, Inc.
          -0-                                        02/27/2006
          /CONTACT:  Frank Hughes, President & COO of Cornerstone Community Bank, +1-423-385-3009, or Fax, +1-423-385-3100, or fhughes@cscb-chatt.com/
          /Web site:  http://www.cscbank.com/
          (CSBQ)